EXHIBIT 3.1.5

CERTIFICATE OF DESIGNATION

OF RIGHTS AND PREFERENCES

FOR SERIES C PREFERRED STOCK OF BROOQLY. (BRQL)

Pursuant to Section 78.195 of the Nevada Revised Statutes, BrooQly, Inc., a Nevada corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Articles of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolutions establishing a new series of Preferred Stock of the Company, consisting of Three Hundred Twenty-Nine Thousand, Two Hundred Eighty-nine (329,289) shares designated “Series C Preferred Stock,” with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions, and in the form of Certificate of Designation set forth in Appendix A hereto:

RESOLVED, that in the judgment of the Board of Directors of the Company, it is deemed advisable and in the best interests of the Company, and pursuant to the authority granted to the Board of Directors in the Company’s Articles of Incorporation, to amend the Company's Articles of Incorporation to authorize and provide for the issuance of a preferred class of stock of the Company, including the creation and designation of a new series of preferred stock to be known as Series C Preferred Stock, par value $0.0001 per share (the "Series C Preferred Stock"), which Series C Preferred Stock may be issued in the discretion of the Management of the Company.

FURTHER RESOLVED, that the directors hereby create and establish a new series of preferred stock designated “Series C Preferred Stock,” which series shall have the relative rights and preferences set forth in that certain Certificate of Designation of Rights and Preferences for Series C Preferred Stock (the “Certificate of Designation”) attached hereto as Appendix A and by this reference incorporated herein.

FURTHER RESOLVED, that upon filing of the Certificate of Designation with the Secretary of State of Nevada, the officers of the Company are hereby authorized and directed to issue shares of the Series C Preferred Stock.

FURTHER RESOLVED, that the forms of Certificate of Designation be, and the same hereby are, adopted and approved in all respects, and that each of the executive officers of the Company be, and they hereby are, authorized and directed to execute and deliver said documents in substantially the forms attached hereto, with such changes therein as such officers shall, upon advice of counsel, approve, which approval shall be conclusively evidenced by such officers' execution thereof.

FURTHER RESOLVED, that the Chairman, the President, any Vice- President, and the Secretary of the Company be, and they hereby are, and each of them hereby is, authorized and directed: (i) to execute, deliver and file, on behalf of the Company, the Certificate of Designation; (ii) upon filing of the Certificate of Designation with the Secretary of State of Nevada, to issue stock certificates representing shares of Series C Preferred Stock; (iii) to execute, deliver and file any and all additional certificates, documents or other papers, and to do any and all things which they may deem necessary or appropriate in order to authorize the new class of Preferred Stock, to authorize and issue the new Series C Preferred Stock, and to implement and carry out all matters herein authorized pursuant to the intent and purpose of the foregoing resolutions.

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FURTHER RESOLVED, that the actions of the officers and directors of the Company heretofore taken in connection with the authorization of the new class of Series C Preferred Stock be, and that same hereby are, ratified and approved in all respects.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated this June 20, 2025.

BROOQLY, INC

By:	/s/ Kent B. Wilson
Name:	Kent B. Wilson
Title:	Chief Executive Officer

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Appendix A

SERIES C PREFERRED STOCK TERMS

1.

Designation, Amount, and Par Value . The series of preferred stock shall be designated as the Series C Preferred Stock (the “Series C Preferred Stock”), and the number of shares so designated and authorized shall be Three Hundred Twenty-Nine Thousand, Two Hundred Eighty-nine (329,289). Each share of Series C Preferred Stock shall have a par value of $0.0001 per share.

2.	Dividends.

a.	Dividends shall be payable only when, as, and if declared by the Board of Directors of the Company, equally and on a per share basis.

3.	Voting Rights

a.

The Series C Preferred Stock shall have 1:1 voting rights, meaning that each share of Series C Preferred Stock shall have 1 vote for each share of Series C Preferred Stock held by the holder of those shares (each, a “Holder”) of Series C Preferred Stock.

b.

As long as any shares of Series C Preferred Stock are outstanding, the Company shall not, without the affirmative vote or written consent of the Holders of a majority of the then-outstanding shares of the Series C Preferred Stock, either directly or indirectly alter or change the powers, preferences, or rights given to the Series C Preferred Stock or amend this Certificate of Designation.

4.	Liquidation Preference .

a.	The Series C Preferred Stock shall have No liquidation preference.

5.	Conversion

a.

No shares of Series C Preferred Stock shall be convertible until the date (the “Initial Conversion Date”) which is six (6) months following the date of issuance of the shares of Series C Preferred Stock by the Company.

b.

Following the Initial Conversion Date, each share of Series C Preferred Stock shall be convertible into one and one half (1 ½) shares of the Company’s Common Stock, at the discretion of the holder on the following schedule:

i.

The Holders may convert the shares of Series C Preferred held by such Holder into shares of the Company’s Common Stock in six equal tranches, each tranche being 1/6 of the total shares of Series C Preferred Stock held by such Holder, beginning on the Initial Conversion Date, and then on first date of each subsequent month.

c.

Subject to the restrictions set forth in Sections 5.a and 5.b above, the Series C Preferred Stock may also be exchanged for Common Stock for purposes of meeting a Tax-Free Exchange at the same rate of one (1) share of Series C Preferred Stock for one and one half (1 ½) shares of Common Stock.

d.

The date on which any conversion of shares of Series C Preferred Stock into shares of Common Stock shall be deemed to be the “Conversion Date” for such shares of Series C Preferred Stock converted into Common Stock.

e.

No fractional shares of Common Stock shall be issued in connection with any conversion of shares of Series C Preferred Stock. Any fractional shares of Common Stock resulting from a conversion shall be rounded up to the nearest whole share.

f.

Mechanics of Conversion. In connection with any conversion of shares of Series C Preferred Stock pursuant to the terms set forth in this Certificate of Designation, the Holder shall give notice (a “Conversion Notice”) to the Company of the number of shares of Series C Preferred Stock to be converted, and following review of the Conversion Notice, the Company instruct the Company’s transfer agent to issue the shares of Common Stock to the Holder.

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6.	Redemption.

a.

At any time prior to the Conversion Date, the Company shall have the right to redeem any or all of the shares of the Series C Preferred Stock not converted by the Holder into shares of Common Stock, upon notice, at a redemption price per share equal to the closing bid price of the Company’s common stock on the trading day immediately prior to the date on which the Company gives notice to the investor of the Company’s intention to redeem shares of the Series C Preferred Stock.

7.	Miscellaneous.

a.	If a Holder’s Series C Preferred Stock certificate is lost, stolen, or destroyed, the Company shall execute and deliver a new certificate for the shares.
b.

Any of the rights, powers, preferences, and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative vote or written consent of Holders of a majority of the then-outstanding Series C Preferred Stock.

c.	Shares of Series C Preferred Stock converted into Common Stock, canceled, or redeemed, shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.
d.	The Series C Preferred Stock is not subject to any reverse stock split.

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IN WITNESS WHEREOF, the undersigned hereby certifies this Appendix A is accurate and forms part of the Certificate of Designation.

Dated this June 20, 2025.

By:	/s/ Kent B. Wilson
Name:	Kent B. Wilson
Title:	Chief Executive Officer

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End of Document

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